Exhibit 99.1

Ur-Energy Releases 2020 Q2 Results

Littleton, Colorado (PR Newswire – August 5, 2020) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended June 30, 2020, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedar.com.

Ur-Energy CEO, Jeff Klenda said: “During the quarter, the U.S. Nuclear Fuel Working Group report was released, emphasizing the overarching conclusion that the remaining uranium producers of our country are a critical part of U.S. energy and national security. Our Company is proud to be a uranium producer, and we will continue our efforts to secure the interests of our country.

“The Working Group report also recognizes the critical importance of supporting the Department of Commerce in its efforts to extend the Russian Suspension Agreement and not cede our nation’s energy supply to Russia or our other geopolitical and strategic rivals. Ur-Energy continues to be an active participant and a stakeholder in the ongoing processes to secure and protect our industry. We have confidence the Working Group and the Administration will implement the report’s recommendations in ways which will, in fact, reinvigorate our industry and allow us to return to full production levels at Lost Creek.

“We also commend the leadership of Senator Barrasso and Representatives Cheney and Latta following their introduction of bills in both Houses of Congress related to the creation of uranium reserves. Additionally, we are encouraged to see the growing bipartisan support for the establishment of these reserves to protect the U.S. energy grid and, fundamentally, our national security.

“This week, we are pleased to recognize the seventh anniversary of production operations at Lost Creek. Our flagship property has consistently outperformed expectations since we began operations in 2013. After seven years, we continue to produce from the 13 header houses within our first mine unit and the first three header houses of the second mine unit. We have ten additional mining areas defined in our current Lost Creek technical report and we stand ready to return to development and full levels of production. Through the years our professional and operational staff have continued to optimize processing techniques at Lost Creek, allowing us to be well prepared to ramp-up production operations when appropriate market conditions return.”

Results of Operations

During 2020 Q2, we captured 4,119 pounds of U3O8 within the Lost Creek plant and 2,892 pounds of U3O8 were packaged in drums. Our inventory at the converter totaled approximately 268,552 at June 30, 2020.

The following tables provide detailed financial information on our sales, cost of sales, gross profit and production and ending inventory as they relate to U3O8 pounds. The U3O8 and cost per pound measures included in the following tables do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance. Where applicable, reconciliation of these measures to US GAAP financial statement presentation are included within the respective table.

Sales

	Unit	2020 Q2	2020 Q1	2019 Q4	2019 Q3	YTD 2020

U3O8 Sales Reconciliation (1)

Sales per financial statements	$000	$6,934	$1,370	$10,849	$5,115	$8,304
Less disposal fees	$000	$(4)	$-	$(1)	$-	$(4)
U3O8 sales	$000	$6,930	$1,370	$10,848	$5,115	$8,300
U3O8 pounds sold	lb	167,000	33,000	180,000	122,500	200,000
U3O8 price per pound sold	$/lb	$41.50	$41.52	$60.26	$41.76	$41.50

U3O8 Sales by Product

U3O8 Sales
Produced	$000	$-	$-	$-	$-	$-
Purchased	$000	$6,930	$1,370	$10,848	$5,115	$8,300
	$000	$6,930	$1,370	$10,848	$5,115	$8,300

U3O8 Pounds Sold
Produced	lb	-	-	-	-	-
Purchased	lb	167,000	33,000	180,000	122,500	200,000
	lb	167,000	33,000	180,000	122,500	200,000

U3O8 Price per Pounds Sold
Produced	$/lb	$-	$-	$-	$-	$-
Purchased	$/lb	$41.50	$41.52	$60.26	$41.76	$41.50
	$/lb	$41.50	$41.52	$60.26	$41.76	$41.50

Note:

1.	Sales per the financial statements include revenues from disposal fees received at Shirley Basin. The disposal fees do not relate to U3O8 pounds sold and are excluded from the U3O8 sales and U3O8 price per pound sold figures.

In 2020 Q2, we sold 167,000 purchased pounds under a term contract at an average price of $41.50 per pound. There were no sales of produced inventory in the first six months and we do not anticipate any sales of produced inventory in 2020.

Cost of Sales

	Unit	2020 Q2	2020 Q1	2019 Q4	2019 Q3	YTD 2020

U3O8 Cost of Sales Reconciliation (1)

Cost of sales per financial statements	$000	$6,517	$3,105	$6,451	$7,515	$9,622
Lower of cost or NRV adjustment	$000	$(2,174)	$(2,282)	$(2,074)	$(4,087)	$(4,456)
U3O8 cost of sales	$000	$4,343	$823	$4,377	$3,428	$5,166
U3O8 pounds sold	lb	167,000	33,000	180,000	122,500	200,000
U3O8 cost per pound sold	$/lb	$26.01	$24.94	$24.31	$27.98	$25.83

U3O8 Cost of Sales by Product

U3O8 Cost of Sales
Ad valorem and severance taxes	$000	$6	$3	$22	$(14)	$9
Wellfield cash costs	$000	$154	$128	$158	$210	$282
Wellfield non-cash costs	$000	$557	$618	$611	$611	$1,175
Plant cash costs	$000	$1,064	$910	$898	$1,045	$1,974
Plant non-cash costs	$000	$490	$490	$494	$490	$980
Distribution costs	$000	$(3)	$-	$26	$12	$(3)
Inventory change	$000	$(2,268)	$(2,149)	$(2,209)	$(2,354)	$(4,417)
Produced	$000	$-	$-	$-	$-	$-
Purchased	$000	$4,343	$823	$4,377	$3,428	$5,166
	$000	$4,343	$823	$4,377	$3,428	$5,166

U3O8 Pounds Sold
Produced	lb	-	-	-	-	-
Purchased	lb	167,000	33,000	180,000	122,500	200,000
	lb	167,000	33,000	180,000	122,500	200,000

U3O8 Cost per Pound Sold
Produced	$/lb	$-	$-	$-	$-	$-
Purchased	$/lb	$26.01	$24.94	$24.31	$27.98	$25.83
	$/lb	$26.01	$24.94	$24.31	$27.98	$25.83

Note:

1.	Cost of sales per the financial statements include lower of cost or net realizable value (“NRV”) adjustments. The NRV adjustments do not relate to U3O8 pounds sold and are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures.

Cost of sales per the financial statements includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield and plant operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory. The resulting inventoried cost per pound is compared to the NRV of the product, which is based on the estimated sales price of the product, net of any necessary costs to finish the product. Any inventory value in excess of the NRV is charged to cost of sales per the financial statements. These NRV adjustments are excluded from the U3O8 cost of sales and U3O8 cost per pound sold figures because they relate to the pounds of U3O8 in ending inventory and do not relate to the pounds of U3O8 sold during the period.

In 2020 Q2, we sold 167,000 pounds of purchased inventory. The 167,000 pounds were purchased at a weighted average cost of $26.01 per pound. There were no sales of produced inventory in the first six months, and therefore, no cost of sales from produced inventory. We do not anticipate any sales of produced inventory in 2020, unless it is advantageous or necessary to do so.

Continuing Guidance for 2020

As at July 31, 2020, our unrestricted cash position was $4.1 million. Additionally, we estimate that net proceeds from our recently announced $4.68 million registered direct offering will be $4.3 million.  On August 4, 2020, we closed the registered direct offering of 9,000,000 common shares and accompanying one-half common share warrants to purchase up to 4,500,000 common shares, at a combined public offering price of $0.52 per common share and accompanying warrant, with gross proceeds to the Company of $4.68 million.

Following multiple announcements of industry production suspensions and reductions earlier this year, U3O8 spot prices increased nearly 33 percent to $33 per pound in June. U3O8 spot prices have traded between $32 and $34 per pound since April. The production cuts amount to as much as 46 million pounds of primary production on an annualized basis and are expected to widen the supply deficit as global demand continues to grow.

On April 23, 2020, the U.S. Nuclear Fuel Working Group released its Plan to Revitalize the Domestic Uranium Mining Industry, which details the steps required to revitalize the domestic uranium mining and broader nuclear industries. The most relevant recommendation for the uranium mining sector is that the U.S. government should make direct purchases of 17 to 19 million total pounds of U3O8 to replenish the American Assured Fuel Supply uranium reserve. Additionally, the report recommends the establishment of a national uranium reserve, which is included in the President’s Fiscal Year 2021 Budget Request; during the first year, it is expected that the reserve would directly support the operation of at least two U.S. uranium mines. The budget item is for $150 million per year from FY2021 to FY2030. However, in July the U.S. House Committee on Appropriations decided not to fund the budget item without further information from the Department of Energy (“DOE”), for which they directed DOE to submit a plan for the proposed establishment of a uranium reserve within six months of the appropriation bill’s enactment.

Additionally, the report calls for support of the Department of Commerce (“DOC”) efforts to extend the Russian Suspension Agreement to protect against future uranium dumping through implementation of a lower cap on Russian imports. Consistent with many of the conclusions in the report finding myriad national security concerns, another of the recommendations is that NRC be permitted to deny imports of nuclear fuel fabricated in Russia or China for national security purposes. In its ground-up approach, the report then recommended a restart of the U.S.’s sole conversion plant and thereafter the restart of domestic enrichment, with reserved amounts for unobligated material, which is material used for national defense needs. By law, unobligated material must be sourced domestically.

In July 2020, Energy Secretary Brouillette told the House Energy and Commerce Subcommittee on Energy that DOE is working to end U.S. reliance on Russia for nuclear fuel. DOE wants to process American-sourced uranium into high-grade fuel at the DOE facility in Portsmouth, Ohio next year. Centrifuges have been moved from DOE’s Oak Ridge laboratories to Portsmouth. Additionally, DOE is working with lawmakers to authorize the creation of the uranium reserve.

On July 30, 2020, U.S. Senator Barrasso, Chairman of the Senate Committee on Environment and Public Works, introduced draft legislation designed to revitalize the country’s nuclear infrastructure. The American Nuclear Infrastructure Act of 2020, as it is known, includes the authorization for a uranium reserve to fuel America’s nuclear reactors with domestic fuel, among other items to preserve America’s uranium industry. Similar legislation was introduced in the House of Representatives by Representatives Cheney and Latta on July 29. The Senate draft legislation is scheduled for a legislative hearing on August 5.

Still, no specific action or remedies have resulted from the Working Group’s plan at this time and, while the report is strong in its recommendations, there can be no certainty of the final outcome of the Working Group’s findings and recommendations, or the timing and impact of any actions taken in response to those findings and recommendations. This includes both the Congressional budget appropriations process and recently proposed legislation related to the national uranium reserves. The outcome of these continuing processes and its effects on the U.S. uranium market, therefore, remains uncertain.

We continue to maintain operational readiness at our fully permitted Lost Creek Mine with experienced technical and operational staff and a well-maintained plant. After nearly seven years of production at Lost Creek, we are still producing in the first mine unit and the initial three header houses of the second mine unit. Ur-Energy is prepared to rapidly expand uranium production at Lost Creek, to an annualized run rate of one million pounds.

The Lost Creek facility has the constructed and licensed capacity to process up to two million pounds of U3O8 per year and the previously reported mineral resources to feed the processing plant for many years to come. A ramp-up of production at Lost Creek will continue with further development in the first two mine units, followed by the ten additional mining areas as defined in the Lost Creek Property Preliminary Economic Assessment, as amended. With future development and construction in mind, our current staff members were retained as having the greatest level of experience and adaptability allowing for an easier transition back to full operations. Lost Creek operations can increase to full production rates in as little as six months following a go decision, simply by developing additional header houses within the fully permitted MU2. Development expenses during this six-month ramp up period are estimated to be approximately $14 million and are almost entirely related to MU2 drilling and header house construction costs.

We will continue to closely monitor the uranium market and any actions or remedies resulting from the Working Group’s report, DOE’s and DOC’s efforts, or legislative actions which will positively impact the uranium production industry. Until such time, we will continue to minimize costs and maximize ‘runway’ to maintain current operations and avoid unnecessary dilution while maintaining the operational readiness needed to ramp-up production when called upon.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.6 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO

866-981-4588

Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain safe, reduced-level production operations at Lost Creek; the timing to determine future development and construction priorities, and the ability to readily and cost-effectively ramp-up production operations when market and other conditions warrant; the viability of the additional mining areas at Lost Creek; the impact of ongoing changes in global uranium production and other impacts related to COVID-19; timing and results of implementation of the recommendations from the U.S. Nuclear Fuel Working Group and pending legislation, including the budget appropriations process related to direct purchase for the establishment of the national uranium reserve; and the outcome of ongoing negotiations of a continuation of the Russian Suspension Agreement to extend the restrictions imposed on Russian imports and otherwise safeguard the U.S. from renewed dumping of Russian uranium products into our markets) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.